Exhibit 99.1

RPM Reports Fiscal 2025 Third-Quarter Results

•	Third-quarter sales of $1.48 billion, a decrease of 3.0% compared to the prior year

•	Third-quarter net income of $52.0 million, diluted EPS of $0.40, and EBIT of $62.7 million

•	Third-quarter adjusted diluted EPS of $0.35 and adjusted EBIT of $78.2 million

•	Third-quarter cash provided by operating activities of $91.5 million, second highest third-quarter amount in company history

•	Fiscal 2025 fourth-quarter outlook calls for flat sales and adjusted EBIT to be up in the low-single-digit percentage range

MEDINA, OH – April 8, 2025 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2025 third quarter ended February 28, 2025.

Frank C. Sullivan, RPM chairman and CEO commented, “The unfavorable weather conditions we discussed in early January continued and became more widespread as the third quarter progressed. Unseasonably cold weather in the southern U.S. and wildfires in the west reduced demand in geographies that typically have more construction and outdoor project activity in winter months. In addition to weather, we faced difficult comparisons to the third quarter of fiscal 2024, when adjusted EBIT was up 31%.”

He continued, “By prioritizing cash flow over profitability, we generated another quarter of strong cash flow as inventories declined $36 million versus last year. However, this disciplined inventory management, which is a key component of MAP 2025, also lowered production levels, which had a negative impact on fixed cost absorption in our seasonally smallest quarter. This, along with foreign currency headwinds and transitional costs from eight plant consolidations, pressured margins and more than offset MAP 2025 operational improvements.”

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

Third-Quarter 2025 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	February 28, 2025	February 29, 2024	$ Change	% Change
Net Sales	$1,476,562	$1,522,982	$(46,420)	(3.0%)
Net Income Attributable to RPM Stockholders	52,034	61,199	(9,165)	(15.0%)
Diluted Earnings Per Share (EPS)	0.40	0.47	(0.07)	(14.9%)
Income Before Income Taxes (IBT)	40,951	83,581	(42,630)	(51.0%)
Earnings Before Interest and Taxes (EBIT)	62,678	93,443	(30,765)	(32.9%)
Adjusted EBIT(1)	78,236	110,140	(31,904)	(29.0%)
Adjusted Diluted EPS(1)	0.35	0.52	(0.17)	(32.7%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

The third-quarter sales decline was primarily driven by unfavorable weather conditions, which reduced construction activity, and sluggish demand from specialty OEM manufacturing end markets. Foreign currency translation was also a headwind to sales.

Geographically, sales declines in North America were driven by adverse weather. In Europe, foreign currency translation offset growth generated by sales and marketing initiatives. Africa / Middle East declined slightly as it faced challenging comparisons to the prior year when sales increased 22.9%. The decline in Latin America and Asia / Pacific was driven by foreign currency translation headwinds and challenging comparisons to the prior year when sales increased 13.5% and 5.0% respectively.

Sales included a 1.8% organic decline, 0.5% growth from acquisitions net of divestitures, and a 1.7% decline from foreign currency translation.

The adjusted EBIT decline was driven by negative fixed-cost absorption from lower production levels, including disciplined inventory management to improve cash flow; foreign currency headwinds; and transitory costs related to MAP 2025 plant consolidations and start-ups. Corporate / other expenses also increased during the quarter, driven by higher M&A and compensation expenses. Additionally, comparisons to the prior year were challenging as adjusted EBIT increased 31.3% in the third quarter of fiscal 2024. MAP 2025 improvements and SG&A streamlining actions helped to offset the adjusted EBIT decline.

The adjusted diluted EPS decline was driven by the reduction in adjusted EBIT.

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

Third-Quarter 2025 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	February 28, 2025	February 29, 2024	$ Change	% Change
Net Sales	$473,408	$495,753	$(22,345)	(4.5%)
Income Before Income Taxes	9,923	15,060	(5,137)	(34.1%)
EBIT	10,465	15,728	(5,263)	(33.5%)
Adjusted EBIT(1)	12,730	20,487	(7,757)	(37.9%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

CPG sales declined as unfavorable weather conditions limited construction and restoration activity, particularly in the southern and western U.S. Foreign currency translation was also a headwind to sales.

Sales included a 1.7% organic decline, 0.2% growth from acquisitions, and a 3.0% decline from foreign currency translation.

Compared to the third quarter of fiscal 2024 when adjusted EBIT increased 69.8%, adjusted EBIT declined as lower volumes reduced fixed-cost absorption and, as part of MAP 2025, two different plant consolidations resulted in temporary inefficiencies as production was being transferred. These headwinds were partially offset by SG&A streamlining actions.

Performance Coatings Group

	Three Months Ended
$ in 000s	February 28, 2025	February 29, 2024	$ Change	% Change
Net Sales	$340,625	$343,536	$(2,911)	(0.8%)
Income Before Income Taxes	42,818	47,039	(4,221)	(9.0%)
EBIT	42,072	45,835	(3,763)	(8.2%)
Adjusted EBIT(1)	43,789	47,092	(3,303)	(7.0%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

PCG organic sales declined slightly compared to strong growth in the prior year when organic sales increased 9.2%. Fiberglass reinforced plastic structures grew double digits, driven by demand from data centers, while other businesses declined modestly as they faced challenging prior-year comparisons.

Sales included a 0.3% organic decline, a 1.1% increase from acquisitions net of divestitures, and a 1.6% decline from foreign currency translation.

Compared to the third quarter of fiscal 2024 when adjusted EBIT increased 45.1%, adjusted EBIT declined as lower fixed-cost utilization from reduced volumes, plant start-up costs, and negative foreign currency translation more than offset MAP 2025 improvements.

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

Specialty Products Group

	Three Months Ended
$ in 000s	February 28, 2025	February 29, 2024	$ Change	% Change
Net Sales	$158,737	$176,494	$(17,757)	(10.1%)
Income Before Income Taxes	5,257	9,803	(4,546)	(46.4%)
EBIT	5,364	9,713	(4,349)	(44.8%)
Adjusted EBIT(1)	6,716	12,101	(5,385)	(44.5%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

SPG’s sales decline was primarily due to lower demand in specialty OEM end markets and the disaster restoration business, which was impacted by reduced remediation activity. This was partially offset by growth in the food coatings and additives business, which benefited from a prior acquisition.

Sales included a 10.9% organic decline, 1.4% growth from an acquisition, and a 0.6% decline from foreign currency translation.

The adjusted EBIT decline was driven by lower fixed-cost utilization from reduced volumes, as well as additional expenses at the new resin and innovation centers of excellence that SPG manages on behalf of all RPM segments. MAP 2025 benefits and SG&A streamlining actions partially offset these earnings headwinds.

Consumer Group

	Three Months Ended
$ in 000s	February 28, 2025	February 29, 2024	$ Change	% Change
Net Sales	$503,792	$507,199	$(3,407)	(0.7%)
Income Before Income Taxes	47,998	65,159	(17,161)	(26.3%)
EBIT	48,074	64,159	(16,085)	(25.1%)
Adjusted EBIT(1)	54,184	64,994	(10,810)	(16.6%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s organic sales grew modestly, driven by new product introductions and market share gains. This organic growth was offset by foreign currency translation headwinds.

Sales included 0.3% organic growth and a 1.0% decline from foreign currency translation.

Adjusted EBIT declined as MAP 2025 working capital efficiency initiatives resulted in lower production and fixed-cost utilization. The segment also experienced raw material inflation and challenging comparisons to the prior year, when adjusted EBIT grew 34.6%.

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

Cash Flow and Financial Position

During the first nine months of fiscal 2025:

•

Cash provided by operating activities was $619.0 million, driven by working capital efficiency enabled by MAP 2025 initiatives. This compares to $941.1 million in the prior-year period when there was a larger working capital release as supply chains normalized.

•	Operating working capital as a percentage of sales improved by 70 basis points to 20.7% compared to 21.4% in the prior-year period, driven by MAP 2025 working capital efficiency initiatives.

•

Capital expenditures were $158.9 million compared to $138.1 million during the prior-year period with the increase driven by investments in shared RPM centers of excellence, including a newly opened production facility and distribution center, both in Belgium, as well as a new production facility in India and MAP 2025-enabled plant consolidations.

•	The company returned $242.6 million to stockholders through cash dividends and share repurchases.

As of February 28, 2025:

•	Total debt was $2.10 billion compared to $2.19 billion a year ago, with the $0.09 billion reduction driven by improved cash flow being used to repay higher-cost debt.

•	Total liquidity, including cash and committed revolving credit facilities, was $1.21 billion, compared to $1.29 billion a year ago.

Definitive Agreement to Acquire The Pink Stuff

As previously announced, the company entered into a definitive agreement to acquire the Star Brands Group, the parent company of The Pink Stuff, a globally recognized leader in household cleaning products. Upon closing, The Pink Stuff will become part of the Consumer Group’s Rust-Oleum cleaners business and expand Rust-Oleum’s product offerings as well as its distribution channels including e-commerce, grocery and drug stores.

In calendar year 2024, The Pink Stuff generated approximately £150 million in sales, and the transaction is expected to close late in the fourth quarter of fiscal 2025 or early in the first quarter of fiscal 2026, subject to customary closing conditions.

Business Outlook

Sullivan added, “As we look toward the fourth quarter, macroeconomic conditions are challenging, but we are seeing pockets of positive momentum and are leveraging our focus on repair and maintenance in both construction and consumer end markets. As demonstrated in prior economic cycles, the ability of our products and services to extend asset life becomes even more attractive to end users when budgets are tight. Additionally, RPM associates continue to implement initiatives to outgrow our markets, including new product introductions, and achieve efficiency improvements. We anticipate that this will result in modest earnings growth in the fourth quarter with the financial benefits of MAP 2025 becoming even more evident when sustained volume growth returns.”

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

“While the tariff situation is dynamic, most of our businesses have limited cross-border trade for raw material procurement and finished good sales. This helps mitigate the effects of tariffs; however, we are not immune, and we assume that raw material inflation will increase from low-single-digits to mid-single digits as a result of currently known tariffs. Our guidance does not assume any impact from the acquisition of The Pink Stuff since it is expected to close late in the fourth fiscal quarter of 2025 or early in the first quarter of fiscal 2026,” Sullivan concluded.

The company expects the following in the fiscal 2025 fourth quarter:

•	Consolidated sales to be flat compared to prior-year results.

•	CPG sales to be flat compared to prior-year record results.

•	PCG sales to increase in the mid-single-digit percentage range compared to prior-year results.

•	SPG sales to decline in the low-single-digit percentage range compared to prior-year results.

•	Consumer Group sales to decline in the low-single-digit percentage range compared to prior-year results.

•	Consolidated adjusted EBIT to be up in the low-single-digit percentage range compared to prior-year record results.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. ET today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from April 8, 2025, until April 15, 2025. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 4767461. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company is ranked on the Fortune 500® and employs approximately 17,200 individuals worldwide. Visit www.RPMinc.com to learn more.

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

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Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our fourth-quarter fiscal 2025 or full-year fiscal 2025 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Use of Key Performance Indicator Metric

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use the key performance indicator (“KPI”) metric of operating working capital as a percentage of sales, which is defined as the net amount of net trade accounts receivable plus inventories less accounts payable, all divided by trailing twelve-month net sales. We evaluate the working capital investment needs of our business to support current operations as well as future changes in business activity. For that reason, we believe operating working capital as a percentage of sales is also useful to investors as a metric in their investment decisions.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global and regional markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) changes in global trade policies, including the adoption or expansion of tariffs and trade barriers; (h) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (i) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (j) the timing of and the realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, and the risks of failing to meet any other objectives of our improvement plans; (k) risks related to the adequacy of our contingent liability reserves; (l) risks relating to a public health crisis similar to the Covid pandemic; (m) risks related to acts of war similar to the Russian invasion of Ukraine; (n) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (o) risks related to our or our third parties’ use of technology including artificial intelligence, data breaches and data privacy violations; (p) the shift to remote work and online purchasing and the impact that has on residential and commercial real estate construction; and (q) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2024, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this press release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2025	2024	2025	2024
Net Sales	$1,476,562	$1,522,982	$5,290,669	$5,327,114
Cost of Sales	909,072	915,818	3,121,962	3,143,105

Gross Profit	567,490	607,164	2,168,707	2,184,009
Selling, General & Administrative Expenses	501,710	504,760	1,557,692	1,559,081
Restructuring Expense	3,456	6,359	18,215	14,096
Interest Expense	22,993	28,527	70,604	90,693
Investment (Income), Net	(1,266)	(18,665)	(20,818)	(36,393)
Other (Income) Expense, Net	(354)	2,602	(1,370)	7,973

Income Before Income Taxes	40,951	83,581	544,384	548,559
(Benefit) Provision for Income Taxes	(11,363)	22,103	80,066	139,953

Net Income	52,314	61,478	464,318	408,606
Less: Net Income Attributable to Noncontrolling Interests	280	279	1,388	820

Net Income Attributable to RPM International Inc. Stockholders	$52,034	$61,199	$462,930	$407,786

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.41	$0.48	$3.61	$3.18

Diluted	$0.40	$0.47	$3.59	$3.16

Average shares of common stock outstanding - basic	127,536	127,781	127,628	127,803

Average shares of common stock outstanding - diluted	128,154	128,334	128,315	128,315

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2025	2024	2025	2024
Net Sales:
CPG Segment	$473,408	$495,753	$1,957,515	$1,940,292
PCG Segment	340,625	343,536	1,092,487	1,096,905
SPG Segment	158,737	176,494	518,154	534,427
Consumer Segment	503,792	507,199	1,722,513	1,755,490

Total	$1,476,562	$1,522,982	$5,290,669	$5,327,114

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$9,923	$15,060	$272,573	$253,910
Interest (Expense), Net (b)	(542)	(668)	(1,906)	(4,619)

EBIT (c)	10,465	15,728	274,479	258,529
MAP initiatives (d)	2,006	4,759	6,456	6,168
Acquisition-related costs (e)	259	—	259	—

Adjusted EBIT	$12,730	$20,487	$281,194	$264,697

PCG Segment
Income Before Income Taxes (a)	$42,818	$47,039	$170,883	$153,362
Interest Income, Net (b)	746	1,204	1,755	3,753

EBIT (c)	42,072	45,835	169,128	149,609
MAP initiatives (d)	1,220	1,257	3,712	17,404
Acquisition-related costs (e)	497	—	497	—

Adjusted EBIT	$43,789	$47,092	$173,337	$167,013

SPG Segment
Income Before Income Taxes (a)	$5,257	$9,803	$37,154	$36,345
Interest (Expense) Income, Net (b)	(107)	90	(313)	293

EBIT (c)	5,364	9,713	37,467	36,052
MAP initiatives (d)	1,070	2,471	6,941	8,116
(Gain) on sale of a business (f)	—	(83)	(237)	(1,206)
Legal contingency adjustment on a divested business (h)	282	—	282	3,953

Adjusted EBIT	$6,716	$12,101	$44,453	$46,915

Consumer Segment
Income Before Income Taxes (a)	$47,998	$65,159	$244,459	$295,054
Interest (Expense) Income, Net (b)	(76)	1,000	(456)	2,619

EBIT (c)	48,074	64,159	244,915	292,435
MAP initiatives (d)	6,110	835	22,125	1,249
Business interruption insurance recovery (g)	—	—	—	(11,128)

Adjusted EBIT	$54,184	$64,994	$267,040	$282,556

Corporate/Other
(Loss) Before Income Taxes (a)	$(65,045)	$(53,480)	$(180,685)	$(190,112)
Interest (Expense), Net (b)	(21,748)	(11,488)	(48,866)	(56,346)

EBIT (c)	(43,297)	(41,992)	(131,819)	(133,766)
MAP initiatives (d)	4,114	7,458	27,449	28,632

Adjusted EBIT	$(39,183)	$(34,534)	$(104,370)	$(105,134)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$40,951	$83,581	$544,384	$548,559
Interest (Expense)	(22,993)	(28,527)	(70,604)	(90,693)
Investment Income, Net	1,266	18,665	20,818	36,393

EBIT (c)	62,678	93,443	594,170	602,859
MAP initiatives (d)	14,520	16,780	66,683	61,569
Acquisition-related costs (e)	756	—	756	—
(Gain) on sale of a business (f)	—	(83)	(237)	(1,206)
Business interruption insurance recovery (g)	—	—	—	(11,128)
Legal contingency adjustment on a divested business (h)	282	—	282	3,953

Adjusted EBIT	$78,236	$110,140	$661,654	$656,047

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $3.5 million and $6.4 million for the quarters ended February 28, 2025 and February 29, 2024 respectively, and $18.2 million and $14.1 million for the nine months ended February 28, 2025 and February 29, 2024 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”, accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the prior year loss on sale and increase in our allowance for doubtful accounts resulting from of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment.

•

Exited product lines: Sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG partially offset by inventory write-offs related to the discontinuation of certain product lines within our SPG segment. These amounts resulted from ongoing product line rationalization efforts in connection with our MAP initiatives and were recorded in “Cost of Sales”.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, including Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

Included below is a reconciliation of the TOTAL CONSOLIDATED MAP initiatives.

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2025	2024	2025	2024
Restructuring and other related expense, net	$7,473	$7,940	$29,526	$26,599
Exited product line	—	—	—	(248)
ERP consolidation plan	2,570	2,169	11,519	8,731
Professional fees	4,477	6,671	25,638	26,487

MAP initiatives	$14,520	$16,780	$66,683	$61,569

(e)	Acquisition costs reflect amounts included in “Cost of Sales” for inventory step-ups.
(f)	Reflects gains associated with post-closing adjustments for the sale of the non-core furniture warranty business in the SPG segment in fiscal 2023 which have been recorded in “SG&A”.
(g)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in “SG&A”.

(h)	Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in FY23.

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2025	2024	2025	2024
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.40	$0.47	$3.59	$3.16
MAP initiatives (d)	0.10	0.10	0.39	0.37
(Gain) on sales of a business (f)	—	—	—	(0.01)
Business interruption insurance recovery (g)	—	—	—	(0.07)
Legal contingency adjustment on a divested business (h)	—	—	—	0.02
Investment returns (i)	0.02	(0.07)	(0.02)	(0.11)
Income tax adjustments (j)	(0.17)	0.02	(0.38)	0.02

Adjusted Earnings per Diluted Share (k)	$0.35	$0.52	$3.58	$3.38

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $3.5 million and $6.4 million for the quarters ended February 28, 2025 and February 29, 2024 respectively, and $18.2 million and $14.1 million for the nine months ended February 28, 2025 and February 29, 2024 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”, accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the prior year loss on sale and increase in our allowance for doubtful accounts resulting from of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment.

•

Exited product lines: Sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG partially offset by inventory write-offs related to the discontinuation of certain product lines within our SPG segment. These amounts resulted from ongoing product line rationalization efforts in connection with our MAP initiatives.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, including Corporate/Other, and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within our Corporate/Other.

(f)	Reflects gains associated with post-closing adjustments for the sale of the non-core furniture warranty business in the SPG segment in fiscal 2023 which have been recorded in “SG&A”.

(g)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in “SG&A”.

(h)	Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in FY23.

(i)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(j)

The current year adjustment relates to U.S. foreign tax credits recognized as a result of global cash redeployment and debt optimization projects, as well as other adjustments to our net deferred tax asset related to U.S. foreign tax credit carryforwards resulting from our reassessment of income tax positions following recent developments in U.S. income tax case law. For fiscal year 2024, the adjustment relates to income taxes associated with the FY23 sale of the furniture warranty business.

(k)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	February 28, 2025	February 29, 2024	May 31, 2024
Assets
Current Assets
Cash and cash equivalents	$241,895	$248,905	$237,379
Trade accounts receivable	1,153,993	1,130,409	1,468,208
Allowance for doubtful accounts	(48,908)	(58,377)	(48,763)
Net trade accounts receivable	1,105,085	1,072,032	1,419,445
Inventories	1,044,776	1,080,698	956,465
Prepaid expenses and other current assets	367,197	344,948	282,059

Total current assets	2,758,953	2,746,583	2,895,348

Property, Plant and Equipment, at Cost	2,629,810	2,459,045	2,515,847
Allowance for depreciation	(1,236,755)	(1,172,164)	(1,184,784)

Property, plant and equipment, net	1,393,055	1,286,881	1,331,063

Other Assets
Goodwill	1,358,632	1,309,744	1,308,911
Other intangible assets, net of amortization	510,385	523,677	512,972
Operating lease right-of-use assets	346,221	326,998	331,555
Deferred income taxes	34,368	17,517	33,522
Other	217,961	171,004	173,172

Total other assets	2,467,567	2,348,940	2,360,132

Total Assets	$6,619,575	$6,382,404	$6,586,543

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$640,446	$577,861	$649,650
Current portion of long-term debt	7,057	6,225	136,213
Accrued compensation and benefits	215,643	237,951	297,249
Accrued losses	33,568	30,897	32,518
Other accrued liabilities	346,747	349,015	350,434

Total current liabilities	1,243,461	1,201,949	1,466,064

Long-Term Liabilities
Long-term debt, less current maturities	2,090,182	2,187,140	1,990,935
Operating lease liabilities	296,861	278,009	281,281
Other long-term liabilities	224,270	268,940	214,816
Deferred income taxes	89,019	98,153	121,222

Total long-term liabilities	2,700,332	2,832,242	2,608,254

Total liabilities	3,943,793	4,034,191	4,074,318

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 128,423; 128,763; 128,629)	1,284	1,288	1,286
Paid-in capital	1,172,247	1,144,282	1,150,751
Treasury stock, at cost	(934,470)	(844,345)	(864,502)
Accumulated other comprehensive (loss)	(598,290)	(593,729)	(537,290)
Retained earnings	3,033,505	2,639,310	2,760,639

Total RPM International Inc. stockholders’ equity	2,674,276	2,346,806	2,510,884
Noncontrolling interest	1,506	1,407	1,341

Total equity	2,675,782	2,348,213	2,512,225

Total Liabilities and Stockholders’ Equity	$6,619,575	$6,382,404	$6,586,543

RPM Reports Results for Fiscal 2025 3rd Quarter

April 8, 2025

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 28,	February 29,
	2025	2024
Cash Flows From Operating Activities:
Net income	$464,318	$408,606
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	140,092	126,656
Deferred income taxes	(47,012)	2,190
Stock-based compensation expense	21,494	19,457
Net (gain) on marketable securities	(5,125)	(16,496)
Net loss on sales of assets and businesses	—	2,576
Other	(635)	1,244
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	302,429	430,512
(Increase) decrease in inventory	(96,539)	55,118
(Increase) decrease in prepaid expenses and other current and long-term assets	(35,973)	30,349
Increase (decrease) in accounts payable	5,174	(83,960)
(Decrease) in accrued compensation and benefits	(82,118)	(20,049)
Increase in accrued losses	1,383	4,366
(Decrease) in other accrued liabilities	(48,476)	(19,424)

Cash Provided By Operating Activities	619,012	941,145

Cash Flows From Investing Activities:
Capital expenditures	(158,924)	(138,093)
Acquisition of businesses, net of cash acquired	(127,325)	(15,549)
Purchase of marketable securities	(77,640)	(30,591)
Proceeds from sales of marketable securities	59,460	22,130
Proceeds from sales of assets and businesses, net	—	5,749
Other	(1,236)	2,485

Cash (Used For) Investing Activities	(305,665)	(153,869)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	104,047	—
Reductions of long-term and short-term debt	(136,379)	(516,086)
Cash dividends	(190,064)	(172,601)
Repurchases of common stock	(52,499)	(37,488)
Shares of common stock returned for taxes	(17,140)	(21,949)
Payment of acquisition-related contingent consideration	(1,122)	(1,082)
Other	(1,014)	(1,586)

Cash (Used For) Financing Activities	(294,171)	(750,792)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(14,660)	(3,366)

Net Change in Cash and Cash Equivalents	4,516	33,118
Cash and Cash Equivalents at Beginning of Period	237,379	215,787

Cash and Cash Equivalents at End of Period	$241,895	$248,905